Exhibit 99.1

Hawthorn Bancshares Reports 2008 Financial Results

LEE’S SUMMIT, Mo., March 13, 2009 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported financial results for the company, and its main operating subsidiary, Hawthorn Bank, for the year ended December 31, 2008.

Operating results were severely impacted by the Board’s decision to write off goodwill of $40.3 million ($33.2 million after tax) and by a provision for loan losses for the year amounting to $8.2 million. Notwithstanding these developments, however, James E. Smith, chief executive officer, said that he was pleased that the company was able to achieve the following:

•	Operating net income (after provision for loan losses but prior to the goodwill write down) of $2.5 million or $0.61 per diluted common share.

•	A 2.9 percent increase from 2007 in net interest income to $38.1 million.

•	Maintaining status well above the federal standards for ‘well capitalized’ banks.

•	Ending the year with a tangible book value per common share of $18.19.

Mr. Smith said, “While we are never happy to report a down year, the fact that we were able to achieve net earnings from our banking operations, when so many other banking organizations experienced substantial operating losses, was a source of gratification to our Board. This could not have been achieved without the hard work and diligence of our banking professionals.”

Operating Results

As a result of the goodwill impairment charge, Hawthorn reported a net loss of $30.6 million for 2008 compared to a net profit of $7.8 million for 2007. For common shareholders, this equates to a $7.39 net loss per diluted common share compared to a $1.85 net profit per diluted common share in 2007. Regarding the non-cash impairment charge, Mr. Smith said, “The deteriorating economy impacted how we account for the six community banks acquired since 1997. GAAP accounting rules require an annual review of the intangible assets, referred to as ‘goodwill,’ created on our balance sheet at the time of the acquisitions.”

Mr. Smith added, “Goodwill must be tested to determine if it has become impaired. Based on this review, like many other banks across the country, we wrote off the balance of the goodwill on our books. However, it is important to recognize that this impairment charge is a non-cash expense that did not affect our cash position, other tangible assets, or regulatory capital.”

Net Interest Income

Net interest income increased nearly 3 percent to $38.1 million from $37.0 million. This was due primarily to an increase in earning assets partially offset by the impact of lower interest rates, which reduced the net interest margin to 3.42 percent from 3.66 percent. Average interest earning assets grew by $102.0 million, or 9.8 percent.

Non-Interest Income and Expense

Non-interest income was $9.3 million in 2008, compared to $10.2 million in 2007. Non-interest expense excluding the $40.3 million goodwill write down was $35.7 million in 2008, compared to $35.1 million in 2007.

Loan-Loss Reserve

Hawthorn’s non-performing loans increased to 2.46 percent of total loans at year-end 2008, up from 0.67 percent at year-end 2007. As a result, the company provisioned $8.2 million to the allowance for loan losses in 2008. The total allowance at year-end 2008 was $12.7 million, or 1.26 percent of outstanding loans and 50.94 percent of nonperforming loans. Net charge-offs were $4.8 million, compared with $0.9 million in 2007.

Financial Condition

Total assets as of December 31, 2008, increased 7.0 percent from December 31, 2007, to $1.3 billion. Loans, net of allowance for loan losses, increased 10.5 percent to $996.4 million. Investment securities increased 0.6 percent to $158.3 million. Total deposits increased 3.7 percent to $955.3 million. Tangible common equity capital increased 12.5 percent to $75.2 million. At 16.01 percent of total assets, total risk based capital far exceeded regulatory requirements.

In concluding, Mr. Smith said, “Economic conditions are continuing to exert pressure on many of our borrowers. Consequently, our team will remain focused on enhancing asset quality, maintaining liquidity and keeping our capital above regulatory ‘well capitalized’ thresholds while continuing to serve the banking needs of our communities.”

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	December 31, 2008	December 31, 2007

Loans, net of allowance for loan losses	$996,436,986	$901,996,263
Debt and equity securities	158,276,179	157,368,505
Total assets	1,279,698,867	1,195,804,079
Deposits	955,296,389	921,257,291
Goodwill	—	40,323,775
Tangible common stockholders’ equity	75,228,767	66,858,640
Total stockholders’ equity	106,418,383	111,198,823
Tangible common stockholders’ equity per share	18.19	16.04
	Year Ended	Year Ended
Statement of operations:	December 31, 2008	December 31, 2007

Total interest income	$69,715,213	$74,207,107
Total interest expense	31,598,900	37,174,863

Net interest income	38,116,313	37,032,244
Provision for loan losses	8,211,000	1,154,216
Goodwill Impairment	40,323,775	0
Noninterest income	9,294,051	10,222,741
Investment securities gains (losses), net	2,773	(1,747)
Noninterest expense	35,651,683	35,053,807

Pre-tax income (loss)	(36,773,321)	11,045,215
Income taxes	(6,145,965)	3,245,239

Net income (loss)	(30,627,356)	7,799,976

Net income excluding goodwill impairment	2,517,502	7,799,976
Key financial ratios:	December 31, 2008	December 31, 2007

Return (loss) on average assets	(2.45%)	0.67%
Return (loss) on average equity	(27.33%)	7.22%
Allowance for loan losses to total loans	1.26%	1.02%
Nonperforming loans to total loans	2.46%	0.67%
Nonperforming assets to loans and foreclosed assets	3.21%	0.92%
Allowance for loan losses to nonperforming loans	50.94%	152.54%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.